UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report: November 6, 2015

MusclePharm Corp.

(Exact name of registrant as specified in its charter)

NEVADA	000-53166	77-0664193
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

4721 Ironton Street, Building A Denver, Colorado		80239
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 396-6100

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into Material Definitive Agreement.

On November 6, 2015, MusclePharm Corporation, a Nevada corporation (the “Company”) entered into a Separation Agreement (the “Agreement”) with Cory Gregory, Executive Vice President of the Company for his amicable separation from the Company. Under the Agreement, Mr. Gregory will receive six months of his base salary for the year 2015 and other standard benefits. All unvested shares of restricted common stock held by Mr. Gregory were accelerated and are now vested in accordance with the original grant terms. In consideration, the Company is entitled to use Mr. Gregory’s likeness and his contribution to the Company in perpetuity. The Agreement also contains other standard provisions such as non-compete and non-solicitation.

The foregoing description of the principal terms of the Agreement is a general description only, does not purport to be complete, and is qualified in its entirety by reference to the terms of the Agreement, which will be attached as an exhibit to the Company’s Annual Report on Form 10-K for the fiscal year ending December 31, 2015 and, when filed, such exhibits shall be incorporated by reference herein.

Item 2.02	Results of Operations and Financial Condition.

On November 9, 2015, the Company issued a press release announcing its results of operations for the fiscal quarter ended September 30, 2015. A copy of the press release is furnished as Exhibit 99.1 to this Current Report on Form 8-K.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

See Item 1.01.

Item 7.01	Regulation FD Disclosure.

In relation to the Company’s previously announced restructuring activities, the Company is withdrawing prior revenue and earning guidance it has issued for 2015 and future periods. The Company also will not be providing updated guidance. The Company’s prior guidance should no longer be relied upon.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits

The following exhibit is furnished as part of this report:

99.1	Press Release of MusclePharm Corp. dated November 9, 2015

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this Report to be signed on its behalf by the undersigned, hereunto duly authorized.

MUSCLEPHARM CORPORATION

Date: November 9, 2015	By:	/s/ Brad Pyatt
Brad Pyatt